UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-12
AQUILA, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials:
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

This filing consists of the press release issued jointly by Aquila, Inc. and Black Hills Corporation on September 5, 2007.

IOWA REGULATORS APPROVE BLACK HILLS CORPORATION’S PURCHASE OF AQUILA’S IOWA PROPERTIES

RAPID CITY, SD AND KANSAS CITY, MO, September 5, 2007—Black Hills Corporation (NYSE: BKH) and Aquila, Inc. (NYSE: ILA) today announced that the Iowa Utilities Board (IUB) gave its approval to the proposed acquisition by Black Hills of Aquila natural gas utility assets and operations in the State of Iowa.

The IUB’s approval came after the companies and the state’s Office of the Consumer Advocate reached a settlement agreement. The agreement was filed with the commission on

June 22, 2007 and was approved without conditions or modification. In addition to Iowa, Black Hills also has proposed acquiring the Aquila’s electric assets in Colorado and its natural gas assets in Colorado, Kansas and Nebraska. Black Hills and Aquila have filed for regulatory approval in those states.

David R. Emery, Chairman, President and CEO of Black Hills Corporation, said,

“We are pleased to achieve this important milestone in the process to secure regulatory approval of this transaction. Through the settlement process, we received valuable input and cooperation from the Iowa

Office of Consumer Advocate. Iowa regulations provided for the approval process to extend for several more months, if needed. We are grateful that the IUB was able to conduct its thorough review and reach a prompt decision to approve the transfer of Iowa gas utility assets to Black Hills. The Iowa Utilities Board approval recognizes that the public interests of ratepayers and communities in that state will be served by this acquisition. Black Hills looks forward to serving customers in Iowa, and will work diligently to complete the requirements for obtaining regulatory approval by the utility commissions in other states.”

– M O R E –

Page 2 of 2,	IOWA REGULATORS APPROVE BLACK HILLS CORPORATION’S PURCHASE OF AQUILA’S IOWA PROPERTIES

ABOUT BLACK HILLS CORPORATION

Black Hills Corporation is an integrated energy company. Our retail businesses are Black Hills Power, an electric utility serving western South Dakota, northeastern Wyoming and southeastern Montana; and Cheyenne Light, Fuel & Power, an electric and gas distribution utility serving the Cheyenne, Wyoming vicinity. Black Hills Energy, the wholesale energy business unit, generates electricity, produces natural gas, oil and coal, and markets energy. More information on Black Hills is available at www.blackhillscorp.com.

ABOUT AQUILA

Based in Kansas City, Mo., Aquila owns electric power generation and operates electric and natural gas transmission and distribution networks serving approximately 900,000 customers in Colorado, Iowa, Kansas, Missouri and Nebraska. In Iowa, Aquila serves approximately 146,000 customers in 130 communities. More information on Aquila is available at www.aquila.com.

# # #

Additional Information and Where to Find It

In connection with the merger of Aquila with a subsidiary of Great Plains Energy, Great Plains Energy filed with the SEC a registration statement on Form S-4 (Registration No. 333-142715), containing a preliminary joint proxy statement/prospectus and other relevant materials. The final joint proxy statement/prospectus will be mailed to Aquila’s stockholders. AQUILA’S INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND THE OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT GREAT PLAINS ENERGY, AQUILA AND THE MERGER. The registration statement and joint proxy statement/prospectus and other relevant materials (when they become available), and any other documents filed by Great Plains Energy or Aquila with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents (when they are available) filed with the SEC by Great Plains Energy by directing a request to: Great Plains Energy, 1201 Walnut,

Kansas City, MO 64106, Attn: Investor Relations. Investors and security holders may obtain free copies of the documents filed with the SEC by Aquila (when they are available) by contacting Aquila, 20 West Ninth Street, Kansas City, MO 64105, Attn: Investor Relations.

Participants in Proxy Solicitation

Aquila and its executive officers and directors may be deemed to be participants in the solicitation of proxies relating to the proposed merger. Information regarding our executive officers and directors and their ownership of our common stock is set forth in the proxy statement for our 2007 Annual Meeting of Stockholders, which was filed with the SEC on March 21, 2007. Investors and security holders may obtain more detailed information regarding the interests of Aquila and its executive officers and directors in the merger by reading the joint proxy statement/prospectus regarding the merger.